Exhibit 10.1

March 14, 2025

Adam Levy, PhD, MBA

9754 Crystal Ridge Drive

Escondido, CA 92026

RE: Amendment No. 2 to Offer Letter

Dear Adam:

As you know, you are currently performing services for Acrivon Therapeutics Inc. (the “Company”) pursuant to the terms of an offer letter effective June 23, 2023, as amended by the offer letter amendment, dated March 11, 2024 (together, the “Offer Letter”). This letter (the “Amendment”) sets forth the details of your appointment to the position of Chief Financial Officer. Effective April 1, 2025, your new base salary will be $490,000 per year and your annual bonus target will be 40% of your base salary (pro-rated based on your promotion date). In addition, you will receive an additional equity grant commensurate with your new level of 35,209 options, with a grant date of April 1, 2025.

You agree that your intent is to relocate to the Boston area to be near the Company’s Watertown headquarters and will use reasonable efforts to achieve that within 9 nine months from the date hereof. In connection with your move to the area of the Company’s Watertown headquarters, the Company will reimburse you for reasonable moving and any other related relocation expenses incurred during the nine months from the date hereof, up to $50,000, subject to documentation of those expenses and any rules and policies of the Company regarding such reimbursements. If you leave employment within 24 months from the date hereof, you shall reimburse company for all such expenses reimbursed.

General Provisions.

Except as herein modified or amended, no other term or provision of the Offer Letter is amended or modified in any respect and to the extent the terms of this Amendment conflict with the terms in the Offer Letter, this Amendment shall control. The Offer Letter, as modified by this Amendment, and the enclosed Non-Disclosure, Non-Competition, Non-Solicitation and Intellectual Property Agreement, set forth the entire understanding between the parties with regard to the subject matter hereof and supersedes any prior oral discussions or written communications and agreements with respect to the subject matter hereof. This Amendment cannot be modified or amended except in writing signed by you and an authorized officer of the

Adam Levy

March 14, 2025

Company. This Amendment is not intended to confer any rights to continued employment and your employment will remain at-will and subject to termination by you or the Company at any time, with or without cause or notice.

Adam Levy

March 14, 2025

On behalf of the Company, let me express my appreciation for your service and dedication to the Company.

Sincerely,
Acrivon Therapeutics, Inc.

/s/ Peter Blume-Jensen
Name: Peter Blume-Jensen, MD, PhD
Title: President and Chief Executive Officer

UNDERSTOOD AND ACCEPTED:

/s/ Adam Levy
Adam Levy, PhD, MBA
Date: March 14, 2025